TIMBERWEST FOREST CORP.
(the “Corporation”)
and
bcIMC (PPTW) INVESTMENT CORPORATION and
bcIMC (WCBAF PPTW) INVESTMENT CORPORATION
(together, the “Purchasers”)

9.0% CONVERTIBLE DEBENTURE
INVESTMENT AGREEMENT
December 12, 2008

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION

1.1	Defined Terms	1
1.2	Gender and Number	7
1.3	Headings, etc.	7
1.4	Currency	7
1.5	Severability	8
1.6	Entire Agreement	8
1.7	Amendments	8
1.8	Inclusion	8
1.9	Accounting Terms	8
1.10	Meaning of “Knowledge”	8

ARTICLE 2
9.0% CONVERTIBLE DEBENTURE AND PURCHASE PRICE

2.1	9.0% Convertible Debentures	9
2.2	Purchase and Sale	9
2.3	Standby Guarantee Fee	9

ARTICLE 3
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE CORPORATION

3.1	Representations and Warranties of the Corporation	9
3.2	Covenants of the Corporation	22
3.3	Survival of Covenants, Representations and Warranties	23
3.4	Indemnity	23

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.1	Representations and Warranties of the Purchasers	23
4.2	Reliance and Survival	25
4.3	Covenants of the Purchasers	25

ARTICLE 5
CLOSING

5.1	Mutual Conditions Precedent	26
5.2	Additional Conditions Precedent to the Obligations of the Purchasers	26
5.3	Additional Conditions Precedent to the Obligations of the Corporation	27
5.4	Termination	28
5.5	Closing	28

- ii -

ARTICLE 6
MISCELLANEOUS

6.1	Notices	29
6.2	Public Disclosure	30
6.3	Time of the Essence	30
6.4	Third Party Beneficiaries	30
6.5	Enurement	30
6.6	Assignment	30
6.7	Waiver	32
6.8	Governing Law	32
6.9	Counterparts	32

9.0% CONVERTIBLE DEBENTURE
INVESTMENT AGREEMENT
          THIS 9.0% Convertible Debenture Investment Agreement is dated December 12, 2008 by and among TimberWest Forest Corp., a corporation incorporated under the laws of the province of British Columbia (the “Corporation”), and bcIMC (PPTW) Investment Corporation and bcIMC (WCBAF PPTW) Investment Corporation (together, the “Purchasers”).
          WHEREAS the Corporation has agreed to sell to the Purchasers and the Purchasers have agreed to purchase from the Corporation, in reliance upon the representations and warranties of the Corporation contained herein, Debentures having an aggregate principal amount equal to the Purchase Price (as defined herein).
          In consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:
ARTICLE 1
INTERPRETATION
1.1	Defined Terms
          As used in this Agreement including the recitals hereto, the following terms have the following meanings:
“Affiliate” has the meaning assigned thereto in National Instrument 45-106, and, in respect of the Purchasers, includes any entity over which British Columbia Investment Management Corporation, or an entity controlling or controlled by, or under common control with, British Columbia Investment Management Corporation, has full discretionary investment authority.
“Agreement” means this 9.0% Convertible Debenture Investment Agreement and all appendices and instruments in amendment or confirmation thereof; “hereof”, “hereto” and “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Article, Section or other subdivision; “Article”, “Section” or other subdivision of this Agreement followed by a number means and refers to the specified Article, Section or other subdivision of this Agreement.
“Ancillary Agreements” means the Debentures, the GSAs, the Guarantees, the Investors’ Rights Agreement and the Intercreditor Agreement to be entered into on Closing, and “Ancillary Agreement” means any one of such agreements.
“Assets” means all personal property and assets of the Corporation and the Subsidiaries of every kind and wheresoever situate.
“Business Day” means any day other than Saturday, Sunday or a day on which chartered banks are closed for business in Vancouver, British Columbia or Toronto, Ontario.
“Cash Distribution” means a distribution made by the Corporation in the form of interest paid in cash on the Series A Subordinate Notes.

“Claim” means any claim or liability of any nature whatsoever, including any demand, obligation, liability, debt, cause of action, suit, proceeding, judgment, award, assessment or reassessment.
“Closing” means the completion of the purchase and sale of the Debentures.
“Closing Date” means the date on which the Debentures are issued to the Purchasers.
“Common Shares ” means the common shares in the capital of the Corporation.
“Credit Agreement” means the credit agreement dated September 25, 2007 by and among the Senior Lenders, the Corporation and certain other Persons.
“Debentures” means the 9.0% convertible debentures to be issued by the Corporation to the Purchasers in substantially the form exchanged between legal counsel to the Corporation and legal counsel to the Purchasers on the date of this Agreement.
“Disclosure Controls” has the meaning ascribed to it in Section 3.1(u).
“Encumbrances” means any mortgage, lien, pledge, assignment, charge, security interest, title retention agreement, hypothec, levy, execution, seizure, attachment, garnishment, trust or deemed trust or other claim in respect of property of any nature or kind whatsoever howsoever arising (whether consensual, statutory or arising by operation of law or otherwise) and includes arrangements known as sale and lease-back, sale and buy-back and sale with an option to buy-back.
“Environment” means the natural environment (including soil, land surface or subsurface strata, surface water, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter and living organisms, and any other environmental medium or natural resource.
“Environmental Laws” means all applicable Laws relating to pollution, contamination or the protection or preservation of the Environment or to the generation, production, installation, use, storage, disposal, treatment, transportation, remediation, import, export, Release or threatened Release of Hazardous Substances.
“Existing Encumbrances” means registrations in the Personal Property Registry on the date hereof.
“Financial Statements” means the audited consolidated financial statements of the Corporation for the fiscal year ended December 31, 2007 and the unaudited consolidated financial statements for the nine month period ended September 30, 2008, in each case together with the notes thereto.
“Financing” means the issuance by the Corporation of Debentures to the Purchasers on and subject to the terms and conditions of this Agreement.

“First Nations”, including references to First Nations groups, means any Indian band, first nation or aboriginal group, tribal council, band council or other aboriginal organization in Canada.
“First Nations Claims” means any and all Claims (whether or not proven) by any Person to or in respect of:
(a)	First Nations rights, title or interests;

(b)	treaty rights;

(c)	Métis rights, title or interests; or

(d)	specific claims referred to the Indian Claims Commission of Canada;
and includes any alleged or proven failure of the Crown to satisfy any of its duties or obligations to any claimant of any of the foregoing, including without limitation the Crown’s duty to consult, share information with, accommodate or receive consent from any First Nations group, whether such failure is in respect of matters before, on or after the Closing Date.
“Forest Act” means the Forest Act (British Columbia).
“Forestry Laws” has the meaning ascribed to it in Section 3.1(dd).
“GAAP” means, at any time, accounting principles generally accepted in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants at the relevant time, applied on a consistent basis.
“Governmental Authority” means and includes, without limitation, any national, federal government, province, state, municipality or other political subdivision of any of the foregoing, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Governmental Charges” means all taxes, levies, duties, assessments, reassessments and other similar charges and impositions together with all related penalties, interest and fines, due and payable by the Corporation or any of the Subsidiaries (as applicable) to any domestic or foreign government (federal, provincial, state, municipal or otherwise) or to any regulatory authority, agency, commission, board or court of competent jurisdiction of any domestic or foreign government.
“GSAs” means the general security agreements to be executed and delivered to the Purchasers by the Corporation and the Subsidiaries at Closing in substantially the forms exchanged between legal counsel to the Corporation and legal counsel to the Purchasers on the date of this Agreement.
“Guarantees” means the unlimited guarantees of the Corporation’s obligations under this Agreement and the Debentures to be executed and delivered to the Purchasers by the

Subsidiaries at Closing in substantially the form exchanged between legal counsel to the Corporation and legal counsel to the Purchasers on the date of this Agreement.
“Hazardous Substances” means any waste or other substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, explosive, toxic, a pollutant, waste, or contaminant under or pursuant to any applicable Environment Laws, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.
“Indemnified Parties” has the meaning ascribed to it in Section 3.4.
“Intercreditor Agreement” means the intercreditor agreement to be entered into as of the Closing among the Corporation, the Holder and the Senior Lenders.
“Internal Controls” has the meaning ascribed to it in Section 3.1(u).
“Investors’ Rights Agreement” means the investors’ rights agreement to be entered into as of the Closing among the Purchasers and the Corporation in substantially the form exchanged between legal counsel to the Corporation and legal counsel to the Purchasers on the date of this Agreement.
“IP Rights” has the meaning ascribed to it in Section 3.1(jj).
“Laws” means all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, voluntary restraints, guidelines, or any provisions of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used; and “Law” means any one of them.
“Lease” has the meaning ascribed to it in Section 3.1(cc).
“Material Adverse Effect” means any event, condition or occurrence that has or is reasonably likely to have a material adverse effect on:
(i)	the financial condition or business of the Corporation and its Subsidiaries taken as a whole that affects the ability of the Corporation and its Subsidiaries taken as a whole to observe or perform any of their respective obligations under this Agreement, the Ancillary Agreements or the Credit Agreement; or

(ii)	the validity or enforceability (in the sense of there being adequate legal remedies to enforce) of the principal terms of this Agreement and the Ancillary Agreements.
“Ministry of Forest and Range” has the meaning ascribed to it in Section 3.1(dd).

“Options” means, at any time, options to acquire Stapled Units granted pursuant to the Stapled Unit Option Plan which are, at such time, outstanding and unexercised, whether or not vested (and, for greater certainty, includes options issued after the date of this Agreement).
“Outside Date” means February 27, 2009.
“Parties” means the Purchasers, the Corporation and any other Person who may become a party to this Agreement; and “Party” means any one of them.
“Permit” means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Authority including, without limitation, as may be issued, granted, conferred or required by any Governmental Authority pursuant to any Environmental Laws.
“Permitted Encumbrances” means Encumbrances securing the Senior Indebtedness and such other Encumbrances as may be agreed in the GSAs.
“Person” means a natural person, partnership, limited partnership, company or corporation with or without share capital, joint stock company, trust, trustee, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate, sole proprietorship or other entity or Governmental Authority, and pronouns have a similarly extended meaning.
“Preferred Shares” means the preferred shares, par value $0.024456 per share, of the Corporation.
“Private Timberlands” means all the fee simple land owned by the Corporation or any Subsidiary, as applicable, as such fee simple land is defined as “private managed forest land” pursuant to the Private Managed Forest Land Act (British Columbia) and Regulations, together with any related roads, infrastructure, permits, contracts and other agreements, in each case relating to the harvesting of timber from such fee simple lands.
“Public Disclosure Record” means documents filed by or on behalf of the Corporation on the System for Electronic Document Analysis Retrieval (SEDAR) since December 31, 2005.
“Public Registries” means all public registries, including the Land Title Office, the Personal Property Security Registry and the Office of the Registrar of Companies.
“Purchase Price” has the meaning ascribed to it in Section 2.2.
“Release” means any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the Environment.

“Returns” means all reports, forms, elections, designations, schedules, statements, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed with any Governmental Authority in connection with, any Government Charges and including any other filings relating to Government Charges.
“Rights Offering” means the issuance to Unitholders by a prospectus of rights to purchase Rights Offering Debentures in the aggregate principal amount of $50,000,000.
“Rights Offering Debentures” means the debentures offered for purchase to the Unitholders pursuant to the Rights Offering, which debentures will have economic terms similar to the Debentures and will be issued pursuant to the terms of a trust indenture.
“Securities Laws” means the securities legislation in each of the Provinces of Canada and the rules and regulations made thereunder, and the orders and published policy statements of the securities commissions or other securities regulatory authorities in such jurisdictions, and the rules, regulations and policies of the TSX.
“Senior Indebtedness” means, at any particular time, the aggregate of:
(a)	all outstanding borrowing by the Corporation under the Credit Agreement, (including the face amount of bankers’ acceptances and the undrawn amount of letters of credit or guarantee);

(b)	all interest (including interest on overdue interest) owing by the Corporation to any of the Senior Lenders under the Credit Agreement including outstanding stamping or acceptance fees and discounts in respect of bankers’ acceptances;

(c)	all other fees, costs, expenses and other amounts payable to any Senior Lender or agent, under or pursuant to the Senior Security;

(d)	all obligations of the Corporation to any of the Senior Lenders under any Hedge Agreement (as defined in the Credit Agreement);

(e)	indebtedness represented by Existing Encumbrances; and

(f)	without duplication, all obligations of any Subsidiary under its respective guarantee of the obligations of the Corporation under the Credit Agreement.
“Senior Lenders” means any Person that is from time to time a lender under the Credit Agreement, or other Person or Persons providing the Senior Indebtedness from time to time.
“Series A Subordinate Notes” means the Series A Subordinate Notes of the Corporation issued pursuant to the Note Indenture dated as of September 30, 1998 between the Corporation and Valiant Trust Company, as trustee.
“Special Meeting” means the special meeting of Unitholders to be held on December 19, 2008.

“Standby Guarantee” has the meaning ascribed to it in Section 2.3.
“Standby Guarantee Amount” means the amount equal to $50,000,000 less the aggregate principal amount of Rights Offering Debentures purchased by the Unitholders pursuant to the Rights Offering.
“Standby Guarantee Fee” means $2,000,000.
“Stapled Units” means a stapled unit consisting of one Common Share, 100 Preferred Shares and a Subordinate Note Receipt.
“Stapled Unit Option Plan” means the Stapled Unit Option Plan of the Corporation, as amended.
“Subordinate Note Receipt” means a receipt issued pursuant to the Note Deposit Agreement dated as of September 30, 1998, as amended, between the Corporation and Valiant Trust Company, as custodian, each of which represents a unit of Series A Subordinate Notes.
“Subsidiaries” means collectively: (i) TimberWest Holdings Ltd.; (ii) TimberWest Forest Company; (iii) TimberWest Forest I Limited; (iv) TimberWest Forest II Limited; (v) TimberWest Forest III Limited; (vi) TimberWest Forest IV Limited; and (vii) Pacific Forest Products Limited; and “Subsidiary” means any one of them.
“Technology” has the meaning ascribed to it in Section 3.1(jj).
“Timber Tenures” means timber tenures (as such term is used in Section 12 of the Forest Act) granted to the Corporation and the Subsidiaries in respect of the right to harvest Crown timber.
“TSX” means the Toronto Stock Exchange.
“Unitholders” means collectively, the holders of the Stapled Units of the Corporation and “Unitholder” means any one such holder.
1.2	Gender and Number
          Any reference in this Agreement or any Ancillary Agreement to gender includes all genders and words importing the singular number only include the plural and vice versa.
1.3	Headings, etc.
          The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.
1.4	Currency
          All references in this Agreement or any Ancillary Agreement to dollars, unless otherwise specifically indicated, are expressed in Canadian currency.

1.5	Severability
          If any provision of this Agreement is determined by an arbitrator or any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect.
1.6	Entire Agreement
          This Agreement and the Ancillary Agreements constitute the entire agreement between the Parties and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, including, without limitation, any term sheets exchanged by or on behalf of the Purchasers and the Corporation. There are no representations, warranties, conditions or other agreements, express or implied, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth herein and therein and neither the Purchasers nor the Corporation has relied or is relying on any other information, discussion or understanding in entering into and completing the transactions contemplated in this Agreement and the Ancillary Agreements. If there is any conflict or inconsistency between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement will govern.
1.7	Amendments
          This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Corporation and the Purchasers.
1.8	Inclusion
          Where the word “including” or “includes” is used in this Agreement it means “including (or includes) without limitation”.
1.9	Accounting Terms
          All accounting terms not specifically defined in this Agreement will be interpreted in accordance with GAAP, unless the Corporation adopts International Financial Reporting Standards, in which case they will be interpreted in accordance with International Financial Reporting Standards, with all necessary changes.
1.10	Meaning of “Knowledge”
          Any reference in this Agreement to the “knowledge” or the awareness of the Corporation, means the actual knowledge, information and belief of the senior management of the Corporation, and the knowledge that each would have had following a reasonable inquiry into the relevant subject matter with appropriate employees of the Corporation and the Subsidiaries, and in their capacity as officers of the Corporation and not in their personal capacity or in any other capacity, as of the date of this Agreement, and does not include any knowledge or awareness of any other individual or any constructive, implied or imputed knowledge or awareness.

ARTICLE 2
9.0% CONVERTIBLE DEBENTURE AND PURCHASE PRICE
2.1	9.0% Convertible Debentures
          The Debentures will have the terms and conditions set out in and will be issued in substantially the form exchanged between legal counsel to the Corporation and legal counsel to the Purchasers on the date of this Agreement.
2.2	Purchase and Sale
          The Purchasers hereby agree to purchase from the Corporation, and the Corporation hereby agrees to issue to the Purchasers, on the terms and subject to the conditions set out in this Agreement, Debentures having an aggregate principal amount (the “Purchase Price”) equal to the sum of (a) $100,000,000 plus (b) the Standby Guarantee Amount.
2.3	Standby Guarantee Fee
          In consideration for the Purchasers agreeing to subscribe for Debentures having an aggregate principal amount equal to the Standby Guarantee Amount (the “Standby Guarantee”), the Corporation hereby agrees to pay the Standby Guarantee Fee to the Purchasers in cash on Closing.
ARTICLE 3
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE CORPORATION
3.1	Representations and Warranties of the Corporation
          The Corporation represents and warrants as follows as of the date hereof to the Purchasers and acknowledges and confirms that the Purchasers are relying upon such representations and warranties in connection with the purchase by the Purchasers of the Debentures:
(a)	Due Incorporation and Existence. The Corporation is a corporation incorporated and existing under the laws of British Columbia. Each of the Subsidiaries is an entity incorporated or otherwise formed and existing under the laws of its jurisdiction of incorporation or formation.

(b)	Corporate Power. Each of the Corporation and the Subsidiaries has the corporate power to own, lease and operate its property and assets and to carry on its business.

(c)	Validity of Agreement. The Corporation has all necessary corporate power to enter into and perform its obligations under this Agreement and the Ancillary Agreements (including, without limitation, to issue Stapled Units upon conversion of the Debentures). The execution, delivery and performance by the Corporation of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Corporation. This Agreement constitutes, and each of the Ancillary Agreements will, when executed and delivered by the Corporation and the Subsidiaries, as the case may be, constitute legal, valid and binding obligations of the Corporation and the Subsidiaries, as applicable, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction and that rights to indemnity and contribution may be limited by applicable Laws and to the fact that the Currency Act (Canada) precludes a court in Canada from giving judgment in any currency other than Canadian currency.

(d)	Consents, Approvals and Conflicts. Neither the execution and delivery of this Agreement or the Ancillary Agreements nor the performance by the Corporation of its obligations hereunder or thereunder or the consummation of the transactions contemplated herein or therein do or will:
(i)	require the consent, approval or authorization, order or agreement of, or registration or qualification with, any governmental agency, body or authority, court, stock exchange, securities regulatory authority or other Person, other than (A) such as have been obtained, (B) such as may be required under the Credit Agreement, (C) such as may be required under applicable Securities Laws and the rules and policies of the TSX or (D) any other consents, approvals, authorizations, orders, agreements, registrations or qualifications with respect to which the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect or prevent or materially delay the completion of the Financing; or

(ii)	conflict with or result in any breach or violation of any of the provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Corporation or any Subsidiary is a party or by which any of them or any of the properties or assets thereof is bound, or the constating document of the Corporation or the Subsidiaries or any resolution passed by the directors (or any committee thereof) or securityholders of the Corporation or the Subsidiaries, or any statute or any judgment, decree, order, rule, policy or regulation of any court, governmental authority, arbitrator, stock exchange or securities regulatory authority applicable to the Corporation or the Subsidiaries or any of the properties or assets thereof, except as would not reasonably be expected to have a Material Adverse Effect or prevent or materially delay the completion of the Financing.
(e)	Qualification. Each of the Corporation and the Subsidiaries is, to the knowledge of the Corporation, duly qualified, licensed or registered to carry on business in the jurisdictions it carries on business, except where the failure to be so qualified, licensed or registered would not reasonably be expected to have a Material Adverse Effect.

(f)	Authorized Capital. The authorized capital of the Corporation consists of: (i) 10,069,608,359 Common Shares; (ii) 1,600,000 Class A Preferred Shares, par value $1.00 per share; (iii) 5,000,000,000 Class B Preferred Shares without par value, including 32,500,000 Preferred shares Series A, 16,000,000 Preferred shares Series B, 1,539,000 Preferred shares Series C, 65,840,000 Preferred shares Series D and 100,000,000 Preferred shares Series E; and (iv) 25,000,000,000 Preferred Shares. As at the date of this Agreement, there are issued and outstanding: (a) 77,765,440 Common Shares and 7,776,544,000 Preferred Shares, which shares form part of the outstanding Stapled Units; and (b) 92,040,000 Class B Preferred Shares, all of which are Preferred shares Series E and are held by wholly-owned subsidiaries of the Corporation, all of which shares have been duly authorized and validly issued and are fully paid and non-assessable. As of the date of this Agreement, there are 77,765,440 Stapled Units outstanding.

(g)	Ownership of Subsidiaries. Each of the Subsidiaries is, directly or indirectly, wholly-owned by the Corporation and no Person (other than the holders of the Senior Indebtedness) has any right, option or other agreement with the Corporation regarding the shares of the Subsidiaries.

(h)	Options, etc. Except pursuant to or in connection with this Agreement or the Ancillary Agreements, the Rights Offering, the Stapled Unit Option Plan or any issued and outstanding Options:
(i)	the Corporation has no outstanding agreement, subscription, warrant, option or commitment (nor has it granted any right or privilege capable of becoming an agreement, subscription, warrant, option or commitment) obligating it to issue or sell any Stapled Units or other securities, including any security or obligation of any kind convertible into or exchangeable for any Stapled Unit or other security;

(ii)	there is no outstanding share or stock appreciation right, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the book value, Stapled Unit price, income or any other attribute of the Corporation or any of the Subsidiaries; and

(iii)	there is no outstanding securityholder agreement, proxy (other than in connection with the Special Meeting), voting trust, right to require registration under any applicable securities Laws or any other arrangement or commitment to which the Corporation or any of the Subsidiaries is a party or bound, with respect to the voting, disposition or registration of any outstanding securities of the Corporation or any of the Subsidiaries.
(i)	Valid Issuance of Debentures. The Debentures, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly created and issued, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, as set forth in the Debentures or under applicable Securities Laws.

(j)	Valid Issuance of Stapled Units. The Stapled Units issuable upon the conversion of the Debentures will be duly and validly authorized, allotted and reserved for issuance upon such conversion and will, upon the conversion of the Debentures in accordance with the terms of the Debentures, be validly issued as fully paid and non-assessable securities in the capital of the Corporation.

(k)	Corporate Records. The corporate records of each of the Corporation and the Subsidiaries are complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken, in all material respects, in compliance with all applicable Laws and with the notice of articles and articles of the Corporation or such Subsidiary, and without limiting the generality of the foregoing: (i) the minute books contain complete and accurate constating documents, articles, any securityholders’ agreements and any amendments thereto; (ii) the minute books contain complete and accurate minutes of all meetings of the directors and Unitholders of the Corporation and the Subsidiaries, and all such meetings were duly called and held; (iii) the minute books contain all written resolutions passed by the directors and Unitholders of the Corporation and the Subsidiaries and all such resolutions were duly passed; and (iv) the registers of directors and officers are complete and accurate and all former and present directors and officers of the Corporation and the Subsidiaries were duly elected or appointed, as the case may be.

(l)	Restrictive Documents. Neither the Corporation nor any of the Subsidiaries is subject to, or a party to, any restriction under its constating documents, or to the knowledge of the Corporation, any Law, Claim, contract or instrument, Encumbrance (other than Permitted Encumbrances) or other restriction of any kind or character which would prevent the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or compliance by the Corporation or any of the Subsidiaries with the terms, conditions and provisions hereof or thereof or the continued operation of by the Corporation or any of the Subsidiaries of its respective business consistent with past practice or which would restrict the ability of the Purchasers to acquire the Debentures.

(m)	Public Disclosure Record. The Public Disclosure Record constitutes all documents required to be filed by the Corporation under Securities Laws including, without limitation, all material change reports, press releases, financial statements, information circulars, annual information forms, prospectuses or other continuous disclosure documents filed or required to be filed by or on behalf of the Corporation. At the time it was filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the documents comprising the Public Disclosure Record (i) complied in all material respects with the applicable requirements of Securities Laws and (ii) was true, correct and complete in all material respects and did not contain any material misrepresentation. The Corporation has not filed any confidential material change reports which are, as of the date of this Agreement, maintained on a confidential basis. Except as disclosed in the Public Disclosure Record and any information including in the preliminary Rights Offering prospectus, there is no fact known to the Corporation which has, or so far as the Corporation can reasonably foresee, will have, a Material Adverse Effect, or which would otherwise be material to any Person intending to make an investment in the Corporation.

(n)	Securities Laws. The Corporation:
(i)	is a reporting issuer under the Securities Laws of each of the Provinces of Canada, and is not on the list of defaulting reporting issuers maintained by the applicable securities regulatory authorities in any Province of Canada;

(ii)	has filed all material forms, reports and documents required under Securities Laws with applicable securities regulatory authorities and each stock exchange on which the Corporation’s securities are listed and posted for trading; and

(iii)	is not materially in default of any provision of applicable Securities Laws.
(o)	Not in Default with Securities Regulators. No securities commission or similar regulatory authority, or stock exchange in Canada has issued any order which is currently outstanding preventing or suspending trading of any securities of the Corporation, and no such proceeding is, to the knowledge of the Corporation, pending, contemplated or threatened.

(p)	Absence of Certain Changes. Since December 31, 2007, except as disclosed in the Public Disclosure Record: (i) the Corporation has conducted its business only in the ordinary course of business consistent with past practice; and (ii) the Corporation has not amended its constating documents including, without limitation, its notice of articles and articles.

(q)	No Material Adverse Change. Since December 31, 2007, except as disclosed in the Public Disclosure Record, there has been no change in the affairs, assets, liabilities, business, operations or conditions of the Corporation or any of its Subsidiaries or its business, financial or otherwise, whether arising as a result of any legislative or regulatory change, revocation of any material Permit or right to do business, which has, or which will have, a Material Adverse Effect.

(r)	Compliance with Laws. Each of the Corporation and the Subsidiaries is conducting its business in compliance with all applicable Laws, except for instances of non-compliance that would not reasonably be expected to have a Material Adverse Effect.

(s)	Permits. Each of the Corporation and the Subsidiaries has obtained and is in compliance with all Permits required by applicable Laws necessary to conduct its current business as it is now being conducted except for where the failure to obtain or comply with such Permits would not reasonably be expected to have a Material Adverse Effect. Neither the Corporation nor any of the Subsidiaries has received any notice of, nor to the knowledge of the Corporation is there any circumstance that will give rise to, the modification, revocation or cancellation of, or any intention to modify, revoke or cancel or any proceeding relating to the modification, revocation or cancellation of any such Permit where such modification, revocation or cancellation would reasonably be expected to have a Material Adverse Effect.

(t)	Breach of Constating Documents or Contracts. Except as disclosed in the Public Disclosure Record or as could not reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the completion of the Financing, or could not reasonably place in question the validity or enforceability of this Agreement, the Ancillary Agreements or any document or instrument delivered or to be delivered by the Corporation or any Subsidiary pursuant hereto, neither the Corporation nor any of the Subsidiaries is in breach or violation of, or default under, its constating documents or any contract, agreement or other instrument to which it is a party or by which it is bound.

(u)	Accounting Controls. Management of the Corporation has designed a process of internal control over financial reporting (as such term is defined in Multilateral Instrument 52-109) (“Internal Controls”) for the Corporation providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Corporation; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Corporation are being made only in accordance with authorizations of management and directors of the Corporation; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Corporation’s assets that could have a material effect on the annual financial statements or interim financial statements of the Corporation. Management of the Corporation has caused the Corporation to disclose in its management’s discussion and analysis any change in the Corporation’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Internal Controls. Management of the Corporation has designed and maintains disclosure controls and procedures (as such term is defined in Multilateral Instrument 52-109) (“Disclosure Controls”) for the Corporation sufficient to provide reasonable assurance that material information relating to the Corporation, including its consolidated subsidiaries, is made known, on a timely basis, to the Corporation’s management, including the chief executive officer and chief financial officer, by others within the Corporation or the Subsidiaries. Management has evaluated the effectiveness of the Disclosure Controls, and has caused the Corporation to disclose in its management’s discussion and analysis the conclusions about the effectiveness of the Disclosure Controls based on such evaluation.

(v)	Financial Statements. The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods except (i) as otherwise stated in the notes to such statements or in the auditor’s report thereon and (ii) unaudited interim consolidated financial statements are subject to normal period-end adjustments and may omit notes which are not required by applicable Laws or GAAP as disclosed in such consolidated financial statements. The Financial Statements, together with the related management’s discussion and analysis, present fairly, in all material respects, the financial condition and position and results of operations and cash flows of the Corporation on a consolidated basis for the periods covered thereby (subject, in the case of any unaudited interim consolidated financial statements, to normal period-end adjustments).

(w)	Insolvency. The Corporation and the Subsidiaries are solvent and are generally able to pay their debts as they come due and will be able to do so after giving effect to the transactions contemplated in this Agreement. Neither the Corporation nor any Subsidiary has committed an act of bankruptcy or sought protection from its creditors before any court or pursuant to any legislation, proposed a compromise or arrangement to its creditors generally, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to be declared bankrupt or wound up, taken any proceeding to have a receiver appointed of any of its assets, had any Person holding any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement or other security interest or receiver take possession of any of its property, had an execution or distress become enforceable or levied upon any portion of its property or had any petition for a receiving order in bankruptcy filed against it.

(x)	Litigation. Except as disclosed in the Public Disclosure Record, there is no action, suit or proceeding, at law or in equity of a material nature, by any Person, nor any arbitration, administrative or other proceeding by or before (or to the knowledge of the Corporation any investigation by) any Governmental Authority pending, or, to the knowledge of the Corporation, threatened against or affecting the Corporation, any of the Subsidiaries or any of their properties or rights or any of the Assets which could reasonably be expected to have a Material Adverse Effect and, to the knowledge of the Corporation, there is no valid basis which could reasonably be expected to result in any such action, suit, proceeding, arbitration or investigation, or which would reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the completion of the Financing or the Rights Offering. To the knowledge of the Corporation, none of the Corporation or the Subsidiaries is subject to any judgment, order or decree that would reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the completion of the Financing or the Rights Offering.

(y)	Changes in Financial Position. Since December 31, 2007 the Corporation or any Subsidiary has not, except as disclosed in the Public Disclosure Record or as would not reasonably be expected to have a Material Adverse Effect (and other than in connection with the transactions contemplated by this Agreement and the Senior Indebtedness):
(i)	given any guarantee of any debt, liability or obligation of any Person;

(ii)	subjected any of its assets, or permitted any of its assets to be subjected, to any Encumbrance other than a Permitted Encumbrance;

(iii)	acquired, sold, leased or otherwise disposed of or transferred any material assets other than in the ordinary course of its business;

(iv)	made or committed to any capital expenditures, except in the ordinary course of its business;

(v)	declared or paid any dividend or otherwise made any distribution or other payment of any kind or nature whatsoever to any of its Unitholders or any other Person, or taken any corporate proceedings for that purpose, other than dividends or distributions to the holders of Stapled Units, in a manner and in amounts consistent with past practice;

(vi)	incurred any obligation or liability, direct or indirect, contingent or otherwise, except in the ordinary course of business and which is not, and which in the aggregate would not have a Material Adverse Effect;

(vii)	entered into any material transaction or entered into or become bound by any material agreement, except in the ordinary course of its business;

(viii)	redeemed, purchased or otherwise retired any of the Stapled Units;

(ix)	reduced its stated capital;

(x)	waived or released any right or rights which it has or had, or a debt or debts owed to it resulting, collectively or individually, in a Material Adverse Effect;

(xi)	made any material change in compensation arrangements or agreements with employees, officers or directors of the Corporation or any of the Subsidiaries;

(xii)	other than any changes required by a change to GAAP, made any material change in any method of accounting or auditing practice; or

(xiii)	agreed or offered to do any of the things described in this section.
(z)	Insurance. Except for failures to maintain insurance or self-insurance that would not reasonably be expected to have a Material Adverse Effect, the assets (other than standing timber, which is not insured) of the Corporation and the Subsidiaries and each of their respective operations and business are insured against loss or damage with financially responsible insurers or are self-insured, in each case in such amounts and with respect to such risks and losses as are customary for companies in Canada conducting the business conducted by the Corporation and the Subsidiaries. All material insurance policies are in full force and effect and the Corporation and the Subsidiaries have not failed to promptly give any notice or present any material claim thereunder.

(aa)	Owner of Property. Except as would not reasonably be expected to have a Material Adverse Effect, each of the Corporation and the Subsidiaries is the absolute legal and beneficial owner of, and has good and marketable title to, all of the material property or assets described in the Public Disclosure Record as being owned by it, free of all Encumbrances, Claims or demands whatsoever, other than those described in the Public Disclosure Record or the Public Registries, and no other material property rights are necessary for the Corporation or any of the Subsidiaries to conduct its business as currently conducted or contemplated to be conducted. There is no Claim or, to the knowledge of the Corporation, basis for a Claim that would adversely affect the Corporation’s or the Subsidiaries’ rights to use, transfer or otherwise exploit such property rights, except as disclosed in the Public Disclosure Record or as would not reasonably be expected to have a Material Adverse Effect.

(bb)	Real Property. Except as would not reasonably be expected to have a Material Adverse Effect: (i) except for any First Nations Claims (in respect of which the sole representations and warranties of the Corporation are contained in Section 3.1(cc), the Corporation or a Subsidiary, as the case may be, holds (A) beneficial and legal title to all fee simple lands listed in information previously provided to the Purchasers (which lands constitute all of the fee simple real property, including the Private Timberlands, owned as of the date hereof by the Corporation and the Subsidiaries) except for lands sold in the ordinary course of business and (B) all registered encumbrances, permits and licenses necessary to permit the Corporation and each Subsidiary to carry out the operation of their respective current businesses; (ii) there are no pending or, to the knowledge of the Corporation, threatened condemnation or expropriation proceedings with respect to any real property owned or leased or otherwise held by the Corporation or a Subsidiary; (iii) there are no outstanding options or rights of first refusal to purchase any real property (or any portion thereof or interest therein) owned or leased or otherwise held by the Corporation or a Subsidiary; (iv) except with respect to the Elk Falls facility, to the knowledge of the Corporation, all of the buildings, fixtures, systems and utilities on the real property owned or leased or otherwise held by the Corporation or a Subsidiary (A) were constructed and are maintained in accordance with applicable Laws and (B) subject to reasonable wear and tear, are in good operating condition and in a good state of maintenance and repair; (v) there are no Encumbrances registered against the titles to the fee simple lands except for Encumbrances shown in the Public Registries; and (vi) there are no statutory rights of way, easements, covenants, restrictive covenants relating to real property (or any portion thereof or interest therein) owned or leased or otherwise held by the Corporation or a Subsidiary except as registered on title.

(cc)	Leased Property. Except as would not reasonably be expected to have a Material Adverse Effect, with respect to the real or immovable property leased or subleased by the Corporation or a Subsidiary listed in information previously provided to the Purchasers: (i) each lease or sublease for such property (each, a “Lease”), true and complete copies of which have been provided to the Purchasers, constitutes a legal, valid and binding obligation of the Corporation or such Subsidiary, as the case may be, enforceable against the Corporation or such Subsidiary, as the case may be, in accordance with its terms and is in full force and effect, unamended by oral or written agreement; (ii) neither the Corporation nor any Subsidiary, as the case may be, is in breach of or default under any Lease and no event has occurred which, with the giving of notice or lapse of time, or both, would constitute a breach of or default under any Lease; (iii) no third party has repudiated or has the right to terminate or repudiate any Lease except with respect to the normal exercise of remedies in connection with any defaults thereunder or in accordance with any termination rights set out therein; and (iv) to the knowledge of the Corporation, no counterparty to any Lease is in material default thereunder.

(dd)	Timber Tenures. With respect to the Timber Tenures:
(i)	each of the Timber Tenures is at the date of this Agreement, and will on the Closing Date be, recorded on the records of the Ministry of Forest and Range of the Province of British Columbia (the “Ministry of Forest and Range”) in the name of the Corporation or a Subsidiary and, each is validly subsisting at the date hereof and will be validly subsisting on the Closing Date;

(ii)	all rentals, stumpage, royalty and scale accounts and other fees, charges, duties, taxes, assessments and other material costs payable under the Timber Tenures have, and up to the Closing Date, will have been paid;

(iii)	the Corporation has, in all material respects, observed and performed all covenants and agreements on its part to be observed or performed under the provisions of the Timber Tenures and the Forest Act, the Forest Practices Code Act (British Columbia) and the Forest and Range Practices Act (British Columbia) and the regulations thereunder (collectively, the “Forestry Laws”) in accordance with normal forest industry practice in the Province of British Columbia;

(iv)	neither the Corporation nor any of the Subsidiaries have received any notice of a material breach of or any material non-compliance with the Forestry Laws or the Timber Tenures or any of them or any operating, development, working or site plan issued thereunder or any directions or orders of the Ministry of Forest and Range in respect thereof and has received no notice of any fact or event likely to reduce, impair, suspend or terminate Timber Tenures or any rights or privileges attached thereto;

(v)	with respect to the Private Timberlands, the Corporation and the Subsidiaries are in material compliance with the Private Managed Forest Land Act (British Columbia) and the Regulations promulgated thereunder, including with respect to minimum environmental standards; and

(vi)	the Private Timberlands are and have been classified as managed forest for a period of not less than 15 years.
(ee)	First Nations Claims. Neither the Corporation nor any of the Subsidiaries has received any written First Nations Claim nor, to the knowledge of the Corporation, is any First Nations Claim threatened directly against the Corporation or any of the Subsidiaries relating to the Timber Tenures, Private Timberlands or any real property owned by the Corporation or any Subsidiary, any Permits, or the operation by the Corporation or the Subsidiaries of their respective businesses in the area in which such operations are carried on or in which the Timber Tenures or such real property is located and, other than as disclosed in the Public Disclosure Record, neither the Corporation nor any Subsidiary has any material outstanding agreements, memorandums of understanding or similar arrangement with any First Nations group or Person and there are no material ongoing or outstanding discussions, negotiations, or similar communications with or by any First Nations group concerning the Corporation or any Subsidiary or its respective business, operations or assets.

(ff)	Employment Matters. Except as disclosed in the Public Disclosure Record:
(i)	each of the Corporation and the Subsidiaries is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages and has not and is not engaged in any unfair labour practice other than as would not have a Material Adverse Effect;

(ii)	to the knowledge of the Corporation, other than with respect to the strike by the United Steelworkers, there is no labour strike pending or threatened against the Corporation or any Subsidiary;

(iii)	other than with respect to the expired collective bargaining agreement, and the ongoing negotiations with respect to a new collective bargaining agreement, with the United Steelworkers, no collective bargaining agreement is in place or currently being negotiated by the Corporation or the Subsidiaries;

(iv)	there are no material outstanding orders under any employment or human rights legislation in any jurisdiction in which the Corporation or the Subsidiaries carries on business or has employees.
(gg)	Severance. Except pursuant to employment agreements with senior management (copies of which have been provided to the Purchasers or to Affiliates of the Purchasers and which agreements have not since been amended, modified, restated or replaced), neither the Corporation nor any Subsidiary has entered into an agreement with an employee pursuant to which such employee is entitled to receive more than 12 months notice of termination or equivalent compensation.

(hh)	Employee Plans. Each plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, pension, incentive or otherwise contributed to, or required to be contributed to, by the Corporation or the Subsidiaries for the benefit of any current or former officer, director, employee or consultant of the Corporation or the Subsidiaries has been maintained in material compliance with applicable Laws and the terms thereof.

(ii)	Environmental Compliance. Except as disclosed in the Public Disclosure Record:
(i)	other than as would not reasonably be expected to have a Material Adverse Effect, each of the Corporation and the Subsidiaries has operated its respective business in compliance with applicable Environmental Laws;

(ii)	neither the Corporation nor any Subsidiary has received notice of any material Claim nor, to the knowledge of the Corporation, is any material Claim pending or threatened against, or which may affect, the Corporation or the Subsidiaries or any of the property, assets or operations thereof, relating to or alleging any violation of applicable Environmental Laws and, to the knowledge of the Corporation, there is no basis for any such material Claim;

(iii)	neither the Corporation or the Subsidiaries nor any of the property, assets or operations thereof is, to the knowledge of the Corporation, the subject of (nor has the Corporation or any Subsidiary notified any Governmental Authority which would lead to) any material investigation, evaluation, audit or review by any Governmental Authority to determine whether any violation of any Environmental Laws has occurred or is occurring or whether any remedial action is needed in connection with a Release of any Hazardous Substance into the environment, except for investigations, evaluations, audits or reviews conducted in the normal course by any Governmental Authority;

(iv)	other than as would not reasonably be expected to have a Material Adverse Effect, there is not any presence or Release of any Hazardous Substances (except in compliance with applicable Environmental Laws) on, at, in, under or from any of the immovable or real properties currently or previously owned, leased or used by the Corporation and its subsidiaries, and each of the Corporation and its subsidiaries is conducting its business in material compliance with all applicable Environmental Laws; and

(v)	the Corporation and the Subsidiaries are not subject to any material contingent or other liability relating to the restoration or rehabilitation of land, water or any other part of the environment or to non-compliance with Environmental Law.
(jj)	Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect, the Corporation and the Subsidiaries own or possess adequate enforceable rights to use all patents, trademarks, copyrights trade secrets, software, technology and other intellectual property rights (the “IP Rights”) used or proposed to be used by the Corporation and the Subsidiaries in the conduct of their respective businesses and, to the knowledge of the Corporation, neither the Corporation nor any Subsidiary is infringing upon the rights of any other Person with respect to such IP Rights and no other Person has infringed such IP Rights. All hardware, software and firmware, processed data, technology infrastructure and other computer systems used in connection with the conduct of the business, as presently conducted, of the Corporation and the Subsidiaries (collectively, the “Technology”) are sufficient, in all material respects, for conducting the business, as presently conducted, of the Corporation and the Subsidiaries taken as a whole. The Corporation and Subsidiaries have reasonable back-up systems and a disaster recovery plan adequate to ensure the continuing availability of the functionality, in all material respects, provided by the Technology, and have ownership of or a valid license to the IP Rights necessary to allow them to continue to provide the functionality, in all material respects, provided by the Technology in the event of any malfunction of the Technology or other form of disaster affecting the Technology.

(kk)	Liabilities and Guarantees. Neither the Corporation nor the Subsidiaries have any outstanding liabilities, contingent or otherwise, and neither the Corporation nor the Subsidiaries are party to or bound by any agreement of guarantee, support, indemnification, assumption, or endorsement of, or any other similar commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any Person, other than (i) liabilities disclosed in the Financial Statements; (ii) liabilities incurred in the ordinary course since September 30, 2008; (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby; and (iv) liabilities that would not result in a Material Adverse Effect.

(ll)	Taxes. The Corporation and each of the Subsidiaries has duly and timely filed all material Returns required to be filed by it prior to the date hereof, other than those which have been administratively waived, and all such Returns are or will be upon filing, true, complete and correct in all material respects. The Corporation and each of the Subsidiaries has paid or has collected, withheld and remitted to the appropriate Governmental Authority all material Governmental Charges which are due and payable, other than those which are being or have been contested in good faith and, where payment is not yet due, adequate reserves or accrual in accordance with generally accepted accounting principles have been provided in the Financial Statements. Except as provided in the Financial Statements, no audit, action, investigation, deficiencies, litigation, proposed adjustments or other matters in controversy exist or have been asserted or threatened with respect to Governmental Charges of the Corporation or any of the Subsidiaries, and neither the Corporation nor any of the Subsidiaries is a party to any action or proceeding for assessment or collection of Governmental Charges and no such event has been asserted or, to the knowledge of the Corporation, threatened against the Corporation or any of the Subsidiaries or any of their respective assets, except where such deficiencies or other matters, actions or proceedings would not reasonably be expected to have a Material Adverse Effect on the Corporation. Each of the Corporation and the Subsidiaries, except TimberWest Forest Company, is a taxable Canadian corporation as defined in the Income Tax Act (Canada). TimberWest Forest Company is a partnership of the Corporation and certain Subsidiaries.

(mm)	Non-Arms Length Transactions. No director or officer, former director or officer, Unitholder or employee of the Corporation or any Subsidiary nor any other Person not dealing at arm’s length (as such term is defined in the Income Tax Act (Canada) with the Corporation or any Subsidiary (a “non-arm’s length person”) is a party to, or is otherwise bound by any, contract between such Person and the Corporation or any Subsidiary other than employee, consulting or indemnification agreements made in the ordinary course of business, consistent with past practice, nor is the Corporation or any Subsidiary indebted to, or has borrowed any amount from, any such non-arm’s length person, other than usual employee reimbursements and compensation paid, or employee assistance programs, each in the ordinary course of the business of either the Corporation or any Subsidiary

(nn)	No Withholding of Information. The Corporation has not withheld from the Purchasers any fact or information relating to the Corporation or any Subsidiary or to the transactions contemplated by this Agreement which is required to make a response by the Corporation to an enquiry by the Purchasers not misleading.
3.2	Covenants of the Corporation

The Corporation covenants to and agrees with the Purchasers as follows:
(a)	Use of Proceeds. The Corporation will use the proceeds of the Financing for general corporate purposes, including the repayment of Senior Indebtedness on an amount of at least $75,000,000, but excluding payment of Cash Distributions.

(b)	Completion of Financing. The Corporation covenants to and agrees with the Purchasers to perform all obligations required to be performed by the Corporation under this Agreement, and to use commercially reasonable efforts to do such acts and things as may be necessary in order to complete the Financing as soon as reasonably practicable following the satisfaction of the conditions thereto and, in any event, by no later than the Outside Date, including taking or causing to be taken all commercially reasonable steps necessary to: obtain all waivers, consents, permits, approvals, releases, licences or authorizations which are necessary in connection with, or required to permit, the completion of the Financing; to obtain conditional and final approval of the Financing from the TSX; and to enter into an amendment and restatement to the Credit Agreement on substantially the terms set out in the Senior Lenders’ term sheet provided by the Corporation to the Purchasers on the date hereof.

(c)	Rights Offering. The Purchasers will be entitled to participate in the preparation of the Rights Offering prospectus and such other Rights Offering documents, and each amendment thereof or supplement thereto, and the Corporation will promptly provide drafts of such documents to the Purchasers for their review, and will provide the Purchasers with a reasonable time to review and provide comments on such documents. The Corporation will use commercially reasonable efforts to file the preliminary Rights Offering prospectus within five Business Days of the date of this Agreement.

3.3	Survival of Covenants, Representations and Warranties
          The covenants, representations and warranties of the Corporation contained in this Agreement and in all certificates delivered pursuant to or contemplated by this Agreement will survive the Closing and continue for the longer of the time during which the Debentures are outstanding and a period of two years.
3.4	Indemnity
          The Corporation agrees to indemnify, release, defend and hold harmless the Purchasers and their respective Affiliates, nominees, successors or agents and the respective directors, officers, agents and employees of each of the foregoing (the “Indemnified Parties”) from and against all losses, claims, damages, liabilities, penalties, fines, judgments, suits, awards, sanctions, fees, whatsoever or other costs or expenses to which an Indemnified Party may become subject which arise out of or relate to or result from any transaction, action, or proceeding connected with this Agreement or any Ancillary Agreement, other than those relating to such Indemnified Party’s fraud, wilful misconduct or gross negligence or if such Indemnified Party is in breach of, default under or in non-compliance with any material representation, warranty, term, condition or covenant of this Agreement or any Ancillary Agreement. In addition to the foregoing, the Corporation agrees to reimburse each Indemnified Party for all reasonable legal or other expense incurred in connection with investigating, defending or participating in any action or other proceeding relating to any such losses or liabilities (whether or not such Indemnified Party is a party to such action or proceeding).
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
4.1	Representations and Warranties of the Purchasers
          Each of the Purchasers jointly and severally represents and warrants as follows to the Corporation and acknowledges and confirms that the Corporation is relying on such representations and warranties in connection with the sale by the Corporation of the Debentures.
(a)	Due Incorporation and Existence. It is a corporation incorporated and existing under the laws of Canada.

(b)	Capacity. The Purchaser has all requisite power to perform its obligations under this Agreement and the Ancillary Agreements. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated thereby:
(i)	have been duly authorized by all necessary corporate action on the part of the Purchaser; and

(ii)	do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a violation or a breach of, or a default under or give rise to a right of termination, greater rights or increased costs, amendment or cancellation or the acceleration of any obligation under (A) the constating documents of the Purchaser; (B) any material contracts or material instruments to which the Purchaser is a party or by which the Purchaser is bound; or (C) any Laws applicable to it.
(c)	Validity and Binding Effect. This Agreement and the Ancillary Agreements to which it is a party have been duly executed and delivered by the Purchaser and constitute legal, valid and binding obligations of the Purchaser enforceable against it in accordance with their respective terms.

(d)	Reliance. In evaluating the suitability of an investment in the Corporation, the Purchaser has not relied upon any representation or warranty (oral or written) of any Person, except those set forth in Article 3. The Purchaser agrees that except for the representations and warranties made by the Corporation expressly set forth in Article 3, neither the Corporation nor any of its Affiliates or representatives has made and will not be construed as having made to the Purchaser or to any to any Affiliate or representative thereof any representation or warranty of any kind. Without limiting the foregoing, the Purchaser agrees that neither the Corporation nor any Affiliate or representative thereof makes or has made any representation or warranty to the Purchaser or any Affiliate or representative thereof with respect to (i) any future rates of return with respect to the Purchaser’s investments or the future value of the Debentures or the Stapled Units, or (ii) any other information, statement or documents made available to the Purchaser or its Affiliates or representatives with respect to the Corporation or the Subsidiaries, or the business of the Corporation or the Subsidiaries.

(e)	Residence. The Purchaser is a resident of the Province of British Columbia.

(f)	No Transfer or Resale of Convertible Subordinated Debentures or Underlying Securities. The Purchaser acknowledges and agrees that as of the Closing and thereafter, the Debentures and the Stapled Units issuable on the conversion thereof will be subject to resale and transfer restrictions under applicable Securities Laws.

(g)	Investment Intent. The Purchaser is acquiring the Debentures (which for the purpose of this Section includes the Stapled Units issuable upon conversion of the Debentures) to be held for investment only and not with a view to immediate resale or distribution of any part thereof and will not resell or otherwise transfer or dispose of the Debentures or any part thereof except in accordance with the provisions of applicable Securities Laws.

(h)	Prospectus Exemptions. The Purchaser acknowledges and agrees that the sale and delivery of the Debentures to the Purchaser is conditional upon such sale being exempt from the requirements under applicable Securities Laws requiring registration and the filing of a prospectus or delivery of an offering memorandum in connection with the distribution of the Debentures. The Purchaser acknowledges and agrees that no Governmental Authority has reviewed or passed upon the merits of the investments in the Debentures or the Stapled Units.

(i)	Accredited Investor. The Purchaser is an “accredited investor” (as that term in defined in National Instrument 45-106).

(j)	Absence of Offering Memorandum. The Purchaser has not been provided with, has not requested, and does not need to receive an offering memorandum as defined in applicable Securities Laws. The offer and sale to the Purchaser of the Debentures was not made through or as a result of, and the distribution of the Debentures is not being accompanied by, any advertisement in printed public media, of general and regular paid circulation, radio or television or telecommunications, including electronic display or any other form of advertisement and, except for this Agreement and the Ancillary Agreements, the only documents, if any, delivered or otherwise furnished to the Purchaser in connection with such offering and sale were copies of publicly available information, none of which have been prepared for delivery to, and reviewed by, the Purchaser in order to assist it in making an investment decision in respect of the Debentures.

(k)	Investment Suitability. The Purchaser has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of the investment in the Debentures and is able to bear the economic risk of loss of such investment.

(l)	Purchasing as Principal. The Purchaser is purchasing the Debentures (which, for the purposes of this Section includes the Stapled Units issuable upon conversion of the Debentures, as the case may be) as principal.

(m)	Not a “Control Person”. The Purchaser is not a “control person” of the Corporation, as that term is defined in applicable Securities Laws, and will not become a “control person” of the Corporation by virtue of the purchase of Debentures under this Agreement and does not act or intend to act in concert with any other Person to form a control group in respect of the Corporation.

(n)	Not a Securityholder. Neither the Purchaser nor any Affiliate of the Purchaser owns, directly or indirectly, or exercises control or direction over, any securities of the Corporation.
4.2	Reliance and Survival
          The Purchasers acknowledge that the representations and warranties contained herein are made by it with the intention that they may be relied upon by the Corporation in determining the Purchasers’ eligibility to purchase the Debentures under relevant Securities Laws. The representations of the Purchasers set forth in this Article 4 will survive indefinitely.
4.3	Covenants of the Purchasers
          Each of the Purchasers covenants to and agrees with the Corporation to perform all obligations required to be performed by the Purchasers under this Agreement, and use commercially reasonable efforts to complete the Financing as soon as reasonably practicable following the satisfaction of the conditions thereto and, in any event, by no later than the Outside Date.

ARTICLE 5
CLOSING
5.1	Mutual Conditions Precedent
          The respective obligations of the Parties to complete the Financing are subject to the satisfaction, or mutual waiver by the Purchasers and the Corporation, on or before the Outside Date of each of the following conditions:
(a)	the Rights Offering will have been completed;

(b)	the Corporation will have received conditional approval of the Financing from the TSX, subject only to the satisfaction by the Corporation of customary post-closing conditions imposed by the TSX in similar circumstances, and without the requirement of the Corporation to obtain Unitholder approval to the Financing;

(c)	all waivers, consents, permits, approvals, releases, licences or authorizations which are necessary in connection with, or required to permit, the completion of the Financing, the failure to obtain which would have a Material Adverse Effect or which would prevent or materially delay the completion of the Financing, including, without limitation, the consent of the Senior Lenders to the Financing, will have been obtained or received on terms that will not have a Material Adverse Effect and which are satisfactory to each of the Corporation and the Purchasers acting reasonably;

(d)	at or prior to the Closing, each of the Ancillary Agreements, other than the Intercreditor Agreement, will have been executed and delivered by each Party thereto, in substantially the forms and on substantially the terms of the documents exchanged between legal counsel to the Corporation and legal counsel to the Purchasers on the date of this Agreement, and the Intercreditor Agreement will have been executed and delivered on terms acceptable to the Purchasers and the Corporation, acting reasonably, and will be in full force and effect;

(e)	at or prior to the Closing, the Credit Agreement will have been amended and restated on substantially the terms set out in the Senior Lenders’ term sheet provided by the Corporation to the Purchasers on the date hereof, and as amended and restated, will be in full force and effect; and

(f)	this Agreement will not have been terminated in accordance with its terms.
The foregoing conditions are for the mutual benefit of the Corporation and the Purchasers and may be waived in whole or in part only if jointly waived in writing by the Corporation and the Purchasers.
5.2	Additional Conditions Precedent to the Obligations of the Purchasers
          The obligation of the Purchasers to complete the Financing is subject to the satisfaction, or waiver by the Purchasers, on or before the Outside Date of each of the following conditions:

(a)	the Corporation will have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing Date;

(b)	the representations and warranties of the Corporation in this Agreement will be true and correct in all material respects as of the Closing Date as if made as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties will have been true and correct in all material respects as of that date and except as affected by transactions, changes, conditions, events or circumstances contemplated by this Agreement);

(c)	there will have been no adverse material change in the business, operations, assets, liabilities, results of operations or financial condition or ownership of the Corporation or any of the Subsidiaries, taken as a whole, since the date of this Agreement;

(d)	the Corporation will have delivered a certificate of the Corporation signed by a senior officer of the Corporation and dated the Closing Date certifying that the conditions set out in Sections 5.2(a) and 5.2(b) have been satisfied;

(e)	any confidentiality agreements between British Columbia Investment Management Agreement and the Corporation will have been terminated;

(f)	legal counsel to the Corporation will have executed and delivered a legal opinion to the Purchasers, in form and substance Purchasers and their counsel acting reasonably; and

(g)	the Corporation will have delivered to the Purchasers such other closing documents as the Purchasers may reasonably require.
The foregoing conditions are for the benefit of the Purchasers and may be waived in whole or in part only if waived in writing by the Purchasers.
5.3	Additional Conditions Precedent to the Obligations of the Corporation
          The obligation of the Corporation to complete the Financing is subject to the satisfaction, or waiver by the Corporation, on or before the Outside Date of each of the following conditions:
(a)	each of the Purchasers will have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing Date;

(b)	the representations and warranties of each of the Purchasers will be true and correct in all material respects as of the Closing Date as if made as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties will have been true and correct in all material respects as of that date and except as affected by transactions, changes, conditions, events or circumstances contemplated by this Agreement);

(c)	each of the Purchasers will have delivered a certificate of such Purchaser signed by a senior officer of such Purchaser and dated the Closing Date certifying that the conditions set out in Sections 5.3(a) and 5.3(b); and

(d)	the Purchasers will have delivered to the Corporation such other closing documents as the Corporation may reasonably require.
The foregoing conditions are for the benefit of the Corporation and may be waived in whole or in part only if waived in writing by the Corporation.
5.4	Termination
          This Agreement may be terminated, by notice given prior to or at the completion of the transactions contemplated by this Agreement:
(a)	by written agreement of the Parties;

(b)	by the Purchasers if any condition in Section 5.1 or 5.2 has not been satisfied as of the Outside Date or if satisfaction of such condition is or becomes impossible (other than through the failure of either of the Purchasers to comply with its obligations under this Agreement) and the Purchasers have not waived such condition on or before the Outside Date; or

(c)	by the Corporation if any condition in Section 5.1 or 5.3 has not been satisfied as of the Outside Date or if satisfaction of such condition is or becomes impossible (other than through the failure of the Corporation to comply with its obligations under this Agreement) and the Corporation has not waived such condition on or before the Outside Date.
5.5	Closing
(a)	Closing Date. The Closing will be completed as soon as reasonably practicable after the Rights Offering has been completed at the offices of the Corporation’s legal counsel in Vancouver or at such other place in Vancouver as the Corporation and the Purchasers may agree.

(b)	Closing Mechanics. At the Closing, (i) the Purchasers will pay, in the aggregate, an amount equal to the Purchase Price less the Standby Guarantee Fee (with the deduction of the Standby Guarantee Fee representing payment in full by the Corporation of the Standby Guarantee Fee) by wire transfer to an account specified in writing by the Corporation and (ii) the Corporation will deliver Debentures registered in the name of the Purchasers having an aggregate principal amount equal to the Purchase Price, with the principal amount of the Debenture registered in the name of each Purchaser to be specified in writing by the Purchasers.

ARTICLE 6
MISCELLANEOUS
6.1	Notices
          Any notice, direction or other communication to be given under this Agreement or any Ancillary Agreement will be in writing and given by delivering it or sending it by facsimile or other similar form of recorded communication (return receipt requested) addressed:

(a)	to the Corporation at:

TimberWest Forest Corp.
Suite 2300
1055 West Georgia Street
Vancouver, British Columbia V6E 3P3

	Attention:	Paul McElligott, President and Chief Executive Officer

	Telephone:	604-654-4600
	Facsimile:	604-654-4571
	Email:	mcelligottp@timberwest.com

(b)	with a copy to:

McCarthy Tetrault LLP
Suite 1300, Pacific Centre
777 Dunsmuir Street
Vancouver, British Columbia V7Y 1K2

	Attention:	Richard J. Balfour

	Telephone:	604-643-7915
	Facsimile:	604-622-5616
	Email:	rbalfour@mccarthy.ca

(c)	to the Purchasers:

bcIMC (PPTW) Investment Corporation and
bcIMC (WCBAF PPTW) Investment Corporation
c/o British Columbia Investment Management Corporation
3rd Floor, 2940 Jutland Road
Victoria, British Columbia V8T 5K6

	Attention:	Lincoln Webb, President

	Telephone:	250-387-7556
	Facsimile:	250-387-2770

	Email:	lincoln.webb@bcimc.com

(d)	with a copy to:

McCullough O’Connor Irwin LLP
Suite 1100, 888 Dunsmuir Street
Vancouver, British Columbia V6C 3K4

	Attention:	Jonathan McCullough

	Telephone:	604-646-3306
	Facsimile:	604-687-7099
	Email:	jmccullough@moisolicitors.com
Any such communication will be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Vancouver time) and otherwise on the next Business Day, or (ii) if transmitted by facsimile or similar means of recorded communication on the Business Day following the date of transmission. Any Party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice will be sent to such Party at its changed address.
6.2	Public Disclosure
          The Corporation agrees that no public announcement or press release concerning this Agreement or any Ancillary Agreement or other instrument related thereto, or the relationship between the Corporation and the Purchasers will be made without prior written consent of the Purchasers, such consent not to be unreasonably withheld or delayed.
6.3	Time of the Essence

Time is of the essence of this Agreement.

6.4	Third Party Beneficiaries
          Each Party hereto intends that this Agreement will not benefit or create any right or cause of action in or on behalf of any Person, other than the Parties hereto, and no Person, other than the Parties hereto, will be entitled to rely on the provisions hereof in any action, suit, proceeding, hearing or other forum.
6.5	Enurement
          This Agreement enures to the benefit of and be binding upon the Parties, their successors and any permitted assigns.
6.6	Assignment
          The Corporation may not assign its rights and obligations under this Agreement without the express written consent of the Purchasers. The Purchasers may at any time assign their interest in and rights under this Agreement to one or more of their Affiliates, but only so long as the assignee remains an Affiliate.

6.7	Waiver
          No waiver of any of the provisions of this Agreement or any Ancillary Agreement will be deemed to constitute a waiver of any other provision (whether or not similar); nor will such waiver be binding unless executed in writing by the Party to be bound by the waiver.
6.8	Governing Law
          This Agreement is governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.
6.9	Counterparts
          This Agreement may be executed in any number of counterparts (including counterparts by facsimile or electronic delivery) and all of such counterparts taken together will be deemed to constitute one and the same instrument.
          IN WITNESS WHEREOF the parties have executed this 9.0% Convertible Debenture Investment Agreement.

TIMBERWEST FOREST CORP.

By:	“Paul McElligott”

Authorized Signing Officer
Name: Paul J. McElligott
Title: President and C.E.O.

bcIMC (PPTW) INVESTMENT CORPORATION

By:	“Lincoln Webb”

Authorized Signing Officer
Name: Lincoln Webb
Title: President

bcIMC (WCBAF PPTW) INVESTMENT CORPORATION

By:	“Lincoln Webb”

Authorized Signing Officer
Name: Lincoln Webb
Title: President